Exhibit 99.1

P.O. Box 4323
Houston, TX  77210
(713) 381-6500

Enterprise GP Holdings Reports Second Quarter 2010 Results:
 Record Distributable Cash Flow

Houston, Texas (Monday, August 9, 2010) – Enterprise GP Holdings L.P. (NYSE: EPE) today announced its consolidated and parent-only financial results for the three and six months ended June 30, 2010.  Enterprise GP Holdings L.P., the Parent Company, reported record distributable cash flow of $87.6 million for the second quarter of 2010, a 19 percent increase from distributable cash flow of $73.6 million reported for the second quarter of 2009.

On July 13, 2010, the Board of Directors of Enterprise GP Holdings’ general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the second quarter of 2010 to $0.56 per unit, or $2.24 per unit on an annualized basis.  This represents a 12 percent increase from the $0.50 per unit that was paid with respect to the second quarter of 2009.  Distributable cash flow provided 1.1 times coverage of the quarterly cash distribution which was paid on August 6, 2010.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. generally accepted accounting principles (“GAAP”) measure, which is net cash flow provided by operating activities.

The Parent Company received $99.7 million of cash distributions from its investments with respect to the second quarter of 2010.  This represents a 10 percent increase from the $90.3 million of cash distributions it received with respect to the second quarter of 2009.  The increase in cash distributions is primarily due to higher cash distributions from Enterprise Products Partners.  Cash distributions received from Enterprise Products Partners and its general partner, “EPGP”, with respect to the second quarter of 2010 reflect the common units issued to and other consideration received by the Parent Company in connection with the mergers of TEPPCO and TEPPCO GP with Enterprise Products Partners on October 26, 2009.

Cash Distributions from Investees (1) (Amounts in millions)	2nd Qtr 2010	2nd Qtr 2009
Enterprise Products Partners & EPGP (2)	$78.5	$69.4
Energy Transfer Equity & LE GP	21.2	20.9
Total	$99.7	$90.3

(1)   See Exhibit A for detailed information regarding distributions the Parent Company received from its investments.
(2)   The second quarter of 2009 includes distributions received from TEPPCO and TEPPCO GP prior to the mergers of TEPPCO and TEPPCO GP with Enterprise Products Partners.

“We reported record distributable cash flow for the fourth consecutive quarter supported by a 13 percent increase in cash distributions received from Enterprise Products Partners,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings.  “Enterprise Products Partners continues to benefit from strong volumes across its entire midstream energy system and demand for natural gas liquids.  As Enterprise Products Partners continues to grow and develop opportunities to invest capital at attractive returns and generate new sources of distributable cash flow, we expect to receive additional cash flows that should allow us to maintain our track record of increasing the cash distributions paid to our partners,” continued Cunningham.

Consolidated net income attributable to Enterprise GP Holdings was $54.1 million, or $0.39 per unit on a fully diluted basis, for the second quarter of 2010 compared to $39.1 million, or $0.28 per unit on a fully diluted basis, for the second quarter of 2009.

Parent Company interest expense for the second quarter of 2010 decreased to $10.6 million from $13.0 million recorded in the second quarter of 2009, primarily due to lower interest rates.

Total Parent Company debt principal outstanding at June 30, 2010 was approximately $1.1 billion.  During the second quarter of 2010, the Parent Company entered into financial instrument transactions to hedge part of its exposure to future increases in interest rates by executing floating-to-fixed rate swaps to effectively fix its LIBOR (London Interbank Offered Rate) borrowing rate at an average rate of approximately 2 percent on a notional $600 million amount of debt from May 2010 through July 2014.  Including these hedges, approximately 78 percent of Parent Company debt is effectively fixed rate.

Parent Company Financial Information

In order for the unitholders of Enterprise GP Holdings and others to more fully understand the Parent Company’s business and financial statements on a standalone basis, our press release includes information devoted exclusively to the Parent Company apart from that of our consolidated Partnership.  A key difference between the non-consolidated Parent Company financial information and those of our consolidated Partnership is that the Parent Company views each of its investments (i.e., Enterprise Products Partners and Energy Transfer Equity) as unconsolidated affiliates and records its share of the net income of each as equity earnings.  In accordance with GAAP, we eliminate the equity earnings related to Enterprise Products Partners in the preparation of our consolidated financial statements.

Use of Non-GAAP Financial Measures

The press release and accompanying schedules include the non-GAAP financial measure of distributable cash flow.  Exhibit C provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP.  Distributable cash flow should not be considered an alternative to GAAP financial measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.  We define distributable cash flow as follows:

▪	Cash distributions received with respect to a given period from the Parent Company’s investments in limited and general partner interests; less the sum of,

▪	Parent Company general and administrative costs on a standalone basis;

▪	Parent Company interest expense on a standalone basis, before non-cash amortization; and

▪	General and administrative costs, on a standalone basis, of EPGP.

Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the Parent Company’s investments to the cash distributions the Parent Company is expected to pay its partners.  Using this metric, senior management can compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the Parent Company’s unitholders since it indicates to investors whether or not the Parent Company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels.  Financial metrics such as distributable cash flow are quantitative standards used by the investment community because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder).

Company Information and Forward-Looking Statements

Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships and it owns the general partner and certain limited partner interests in Enterprise Products Partners L.P. ( NYSE: EPD), as well as certain noncontrolling general partner and limited partner interests in Energy Transfer Equity, L.P.  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings, Enterprise Products Partners, Energy Transfer Equity or Energy Transfer Partners (the “Related Companies”) for future operations, are intended to identify forward-looking statements.  Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct.  Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on the Related Companies’ and, in turn, Enterprise GP Holdings’ results of operations and financial condition are:

▪	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

▪	the effects of the Related Companies’ debt level on its future financial and operating flexibility;

▪	a reduction in demand for the Related Companies’ products by the petrochemical, refining, heating or other industries;

▪	a decline in the volumes delivered by the Related Companies’ facilities;

▪	the failure of any of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;

▪	terrorist attacks aimed at the Related Companies’ facilities; and

▪	the failure to successfully integrate the Related Companies’ operations with companies, if any, that they may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-074
Rick Rainey, Media Relations (713) 381-3635

###

Exhibit A
Enterprise GP Holdings L.P. – Parent Company
Selected Financial Data – UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
(Amounts in millions)

The following table presents distributable cash flow, summarized income statement data and selected balance sheet information for the Parent Company with respect to the periods shown and at the dates indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Cash distributions from investees: (1)
Enterprise Products Partners and EPGP: (2)
From common units of Enterprise Products Partners	$12.4	$7.5	$24.6	$14.8
From 2% general partner interest and related IDRs	66.1	43.1	130.4	84.7
TEPPCO and TEPPCO GP: (3,4)
From units of TEPPCO	--	3.2	--	6.4
From 2% general partner interest and related IDRs	--	15.6	--	31.0
Energy Transfer Equity and LE GP:
From common units of Energy Transfer Equity	21.1	20.8	42.1	41.3
From member interest in LE GP	0.1	0.1	0.3	0.3
Total cash distributions from investees	99.7	90.3	197.4	178.5
Cash expenses, primarily Parent Company	(12.1)	(16.7)	(23.3)	(31.1)
Distributable cash flow	$87.6	$73.6	$174.1	$147.4

Distributions by Parent Company	$77.9	$69.6	$153.8	$137.1

Coverage ratio	1.1x	1.1x	1.1x	1.1x

Parent Company summarized income statement data:
Equity in income of investees (5)	$67.1	$56.9	$148.8	$135.0
General and administrative costs	2.4	4.8	4.9	6.8
Operating income	64.7	52.1	143.9	128.2
Interest expense, net	(10.6)	(13.0)	(19.9)	(26.2)
Net income attributable to Enterprise GP Holdings L.P.	$54.1	$39.1	$124.0	$102.0

Parent Company debt principal outstanding at end of period	$1,094.8	$1,068.5	$1,094.8	$1,068.5

(1)   Represents cash distributions received with respect to such quarter, including incentive distribution rights (“IDRs”). For the second quarter of 2010, we received the cash distributions shown for Enterprise Products Partners and its general partner on August 5, 2010. The declared distribution from Energy Transfer Equity and its general partner for the second quarter of 2010 is scheduled to be paid on August 19, 2010.
(2)   Cash distributions from Enterprise Products Partners and EPGP with respect to the three and six months ended June 30, 2010 reflect common units issued to and other consideration received by the Parent Company in connection with the mergers of TEPPCO and TEPPCO GP with Enterprise Products Partners on October 26, 2009 (see notes 3 and 4 below).
(3)   Under the terms of the merger agreement, each of TEPPCO’s unitholders (including the Parent Company) received 1.24 common units of Enterprise Products Partners for each TEPPCO unit owned immediately prior to the merger. As a result, the Parent Company received 5,456,000 common units of Enterprise Products Partners in exchange for the 4,400,000 TEPPCO units that it owned immediately prior to the merger.
(4)   Immediately prior to and as a condition to the TEPPCO merger, TEPPCO GP merged with a wholly owned subsidiary of Enterprise Products Partners. In connection with this merger, the Parent Company, as owner of TEPPCO GP and EPGP, received an additional 1,331,681 common units of Enterprise Products Partners and an increase in the capital account of EPGP sufficient to maintain EPGP’s 2% general partner interest in Enterprise Products Partners.
(5)   Represents the Parent Company’s share of net income of Enterprise Products Partners, TEPPCO (for the three and six months ended June 30, 2009), Energy Transfer Equity and their respective general partners.

Exhibit B
Enterprise GP Holdings L.P.
Condensed Statements of Consolidated Operations – UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
(Amounts in millions, except per unit amounts)

The Parent Company owns the general partner of (and therefore controls) Enterprise Products Partners; thus, our consolidated financial statements include the consolidated financial results of Enterprise Products Partners.  The net income of Enterprise Products Partners allocated to limited partner interests not owned by the Parent Company is attributed to noncontrolling interests in our consolidated financial statements.  The following table presents summarized consolidated income statement data for the Partnership for the periods indicated:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2010		2009		2010		2009
Revenues		$7,543.4		$5,434.3		$16,087.9		$10,321.2
Costs and expenses:
Operating costs and expenses		6,974.2		5,024.5		14,946.1		9,401.1
General and administrative costs		40.5		50.7		80.8		87.7
Total costs and expenses		7,014.7		5,075.2		15,026.9		9,488.8
Equity in income of unconsolidated affiliates		11.0		18.7		37.6		43.6
Operating income		539.7		377.8		1,098.6		876.0
Other income (expense):
Interest expense		(179.2)		(171.6)		(337.1)		(337.3)
Other, net		0.4		0.9		0.5		2.1
Total other expense		(178.8)		(170.7)		(336.6)		(335.2)
Income before provision for income taxes		360.9		207.1		762.0		540.8
Provision for income taxes		(6.5)		(3.1)		(15.2)		(19.1)
Net income		354.4		204.0		746.8		521.7
Net income attributable to noncontrolling interests		(300.3)		(164.9)		(622.8)		(419.7)
Net income attributable to Enterprise GP Holdings L.P.		$54.1		$39.1		$124.0		$102.0
Allocation of net income attributable to
Enterprise GP Holdings L.P.:
Limited partners		$54.1		$39.1		$124.0		$102.0
General partner	$	*	$	*	$	*	$	*
Earnings per Unit, basic and fully diluted:
Net income per Unit		$0.39		$0.28		$0.89		$0.75
Average LP Units outstanding		139.2		139.2		139.2		136.5

* Amount is negligible

Exhibit C
Enterprise GP Holdings L.P. – Parent Company
Non-GAAP Reconciliations – UNAUDITED
For the Three and Six Months Ended June 30, 2010 and 2009
(Amounts in millions)

The following table presents a reconciliation of the Parent Company’s non-GAAP distributable cash flow amounts to GAAP net cash flow provided by operating activities:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Distributable Cash Flow (Exhibit A)	$87.6	$73.6	$174.1	$147.4
Adjustments to derive net cash flow provided by
operating activities:
Distributions to be received from investees
with respect to period indicated (Exhibit A) (1)	(99.7)	(90.3)	(197.4)	(178.5)
Distributions received from investees
during period	97.8	88.3	191.8	174.3
Expenses of EPGP	0.1	(0.1)	0.4	--
Net effect of changes in operating accounts	1.3	3.9	0.5	2.1
Net cash flow provided by operating activities	$87.1	$75.4	$169.4	$145.3

(1) Represents cash distributions collected subsequent to the end of each reporting period.